Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DENBURY RESOURCES INC.

Pursuant to Section 242 of the
General Corporation Law of
the State of Delaware

Denbury Resources Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section D of Article VIII in its entirety.

2.  The foregoing amendment was duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware and Section D of Article VIII of the Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, Denbury Resources Inc. has caused this Certificate to be executed by James S. Matthews, its Secretary, on this 21st day of May, 2012.

DENBURY RESOURCES INC.

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Secretary